EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-8 of our report dated September 28, 2018, relating to the consolidated financial statements of Leafbuyer Technologies, Inc. as of June 30, 2018,  June 30, 2017, and December 31, 2016, and for the year ended June 30, 2018, the six month transition period ended June 30, 2017, and the year ended December 31, 2016, to all references to our firm included in the June 30, 2018 annual report on Form 10-K of Leafbuyer Technologies, Inc. filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 28, 2018.

/s/ B F Borgers CPA PC

Lakewood, Colorado

April 30, 2019